Exhibit 10.15
AMENDMENT TO SEVERANCE AGREEMENT
          WHEREAS, Allegheny Energy Service Corporation for itself and as agent for its parent, Allegheny Energy, Inc., the affiliates and subsidiaries of AESC and AEI, and any successors or assigns of any of the foregoing previously entered into that certain employment agreement with David M. Feinberg (the “Executive”) dated June 6, 2007 (the “Agreement”).
          WHEREAS, effective as of November 1, 2007, the parties desire to amend the Agreement to comply with certain changes in applicable law.
          NOW, THEREFORE, in consideration of the covenants contained herein, and for other good and valuable consideration, the parties hereto agree as follows:
     1. A new paragraph is added to the end of the Agreement to read as follows:
     “AESC shall be entitled to withhold from payments due hereunder any required federal, state or local withholding or other taxes. To the extent that any amounts payable to you under the Agreement are subject to Section 409A(a)(2)(B) of the Code, any requirements that such amounts be paid promptly shall not apply and instead such amounts shall be paid in a lump sum as of the date six (6) months after the date of termination. The Agreement shall be interpreted to avoid any penalty sanctions under Section 409A of the Code. If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under Section 409A of the Code, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. For purposes of Section 409A of the Code, each payment made under the Agreement shall be treated as a separate payment and any payment to be made upon a termination of employment under the Agreement may only be made if such termination of employment constitutes a “separation from service” as determined under Section 409A of the Code and its corresponding regulations and related guidance. All reimbursements and in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during your lifetime (or during a shorter period of time specified in the Agreement), (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.”
          IN WITNESS WHEREOF, the parties hereto have caused the Amendment to be executed as of the date first above written.

Allegheny Energy Service Corporation

By:	/s/ Paul J. Evanson

Paul J. Evanson
Chairman, President, and
Chief Executive Officer

Allegheny	Energy, Inc.

By:	/s/ Paul J. Evanson

Paul J. Evanson
Chairman, President, and
Chief Executive Officer

AGREED AND ACCEPTED:

/s/ David M. Feinberg

David M. Feinberg